Exhibit 10.35

DWANGO / BELIEFNET

LICENSING AGREEMENT

This Licensing Agreement (“Agreement”), is effective as of the 7th day of September, 2004 (“Effective Date”) and is entered into by and between Dwango North America Corp. (“DNA”), a Nevada corporation with a principal place of business at 200 West Mercer Street, Suite 501, Seattle, WA 98119 and Beliefnet, Inc. (“BN”), a Delaware corporation with a principal place of business at 115 E. 23rd Street, 4th Floor, New York, NY 10010. DNA and BN may be referred to in this Agreement individually as a “Party” and together as the “Parties”.

WITNESSETH:

WHEREAS, DNA has developed and/or licensed the rights to the Mobile Entertainment Service (as defined in Section 1 of this Agreement);

WHEREAS, BN owns or has licensed the right to use the BN Properties (as defined in Section 1 of this Agreement);

WHEREAS, DNA wants to license certain BN Properties from BN, and wants to incorporate those BN Properties into the Mobile Entertainment Service to create the BN Mobile Entertainment Service (as defined in Section 1 of this Agreement), provide the delivery, support, community and infrastructure services for the commercial exploitation of the BN Mobile Entertainment Service and share the revenue generated from such commercial exploitation with BN;

WHEREAS, BN wants DNA to develop the BN Mobile Entertainment Service and promote it within the mobile device community, and BN further wants to receive a royalty from the commercial exploitation of the BN Mobile Entertainment Service; and

WHEREAS, the Parties wish to enter into an agreement whereby BN will license the BN Properties to DNA, DNA will develop the BN Mobile Entertainment Service, and the Parties will share the revenue generated by the BN Mobile Entertainment Service;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the Parties hereby agree as follows:

1.	Definitions. As used in this Agreement, the Parties hereto agree the words set forth below shall have the meanings thereby specified:

1.1.	“Additional Games Advance” shall mean a non-refundable sum of Seventy Five Thousand Dollars ($75,000) for each BN Game in excess of two developed and publicly available by DNA.

1.2.	“Advertising Fee” shall mean a non-refundable sum of at least One Hundred Fifty Thousand Dollars ($150,000) payable in cash, check or other immediately available funds according to the schedule set forth in Section 5.4.

1.3.	“BN Games” shall mean the Games after incorporating the BN Properties.

1.4.	“BN Images” shall mean screensaver or wallpaper applications provided to DNA by BN that can be downloaded onto a mobile device.

1.5.	“BN Mobile Entertainment Service” shall mean the Mobile Entertainment Service after incorporating the BN Properties.

1.6.	“BN Properties” shall mean the BN name, the BN logo, and any other Intellectual Property Rights owned by BN and associated with the BN brand, including the BN Images. The BN Properties shall include any modifications, additions, enhancements and upgrades to the BN Properties, but shall not include the Mobile Entertainment Service. As between BN and DNA, title to and all ownership rights of, in and to the BN Properties, and the copyrights, trademarks, patents and other intellectual property rights related thereto, are and will remain the property of BN, which, as between BN and DNA, shall have the exclusive right to protect the same by copyright, trademark, patent or otherwise.

1.7.	“BN Service Launch Date” shall mean the date that the BN Mobile Entertainment Service is first available to customers of a Wireless Carrier Partner.

1.8.	“Carrier Royalty” means the amount of the Mobile Entertainment Service Revenue payable to the Wireless Carrier Partner, as agreed on between such Wireless Carrier Partner and DNA.

1.9.	“Confidential Material” shall mean any oral, written, graphic or machine readable information including, but not limited to, that which relates to patents, patent applications, research, product plans, products, developments, inventions, processes, designs, drawings, engineering, formulae, markets, software (including source and object code), hardware configuration, computer programs, algorithms, business plans, agreements with third parties, services, customers, marketing or finances, as known and disclosed by one Party to another Party. Confidential Material specifically includes all orally disclosed confidential information, if such information is not public and should reasonably be deemed in the circumstances to be the private information of the other party, is identified as proprietary, confidential, or private upon disclosure or is confirmed in writing to have been confidential within thirty (30) days of the oral disclosure. Confidential Material also includes the terms of this Agreement.

1.10.	“Digital Music Store Advance” shall mean a non-refundable sum of One Hundred Twenty-Five Thousand Dollars ($125,000) for the creation and development by DNA of the BN online “Digital Music Store”.

1.11.	“DNA Trademarks” shall mean DWANGO®, and all other product names, logos, trade names and trademarks owned or used by DNA (for purposes of this definition only, the term DNA shall include Dwango North America, Inc., Dwango North America, Corp., and any subsidiary, division or other entity owned and/or controlled by Dwango North America, Inc., and/or Dwango North America, Corp.), but shall not include any BN Properties. Title to and all ownership rights of, in and to the DNA Trademarks are and will remain the property of DNA, which shall have the exclusive right to protect the same.

1.12.	“Foreign BN Images Royalty” means royalties equal to [*] of all Mobile Entertainment Service Revenue that is separately identified as generated from BN Images by a Wireless

[*]	Certain information on this page has been omitted and filed separately with the Security and Exchange Commission. Confidential treatment has been requested to the omitted portions.

Carrier Partner that has headquarters in either Canada or Mexico, including those carriers identified on Schedule A as having headquarters in either Canada or Mexico.

1.13.	“Foreign Mobile Service Royalty” means royalties equal to [*] of all Mobile Entertainment Service Revenue received from a Wireless Carrier Partner that has headquarters in either Canada or Mexico, including those carriers identified on Schedule A as having headquarters either in Canada or Mexico.

1.14.	“Games and Other Services” shall mean a minimum of two wireless games developed by DNA and approved by BN in writing in advance and distributed by DNA solely pursuant to this Agreement, specifically excluding any BN Properties. DNA shall have the right to distribute more than two (2) wireless games pursuant to this Agreement so long as such games are approved by BN in writing and BN pays DNA the Additional Games Advance for each additional BN Game developed and made publicly available by DNA. The Games shall include any modifications, additions, enhancements and upgrades to the Games, but shall in no event include any BN Properties. For the avoidance of doubt, Games are limited to wireless games on mobile phones and other wireless mobile devices with mobile phone functionality, and shall specifically exclude all other types of digital games including Internet games distributed over the Internet for use primarily on a PC or Mac. As between BN and DNA, title to and all ownership rights of, in and to the Games, and the copyrights, trademarks, patents and other intellectual property rights therein, are and will remain the property of DNA, which shall have the exclusive right to protect the same by copyright, trademark, patent or otherwise. The Other Services shall include alert tones, video clips, streaming video, Caller Ringback Tones, Master Recording Tones, Short Tones, Promo Tones, Subscription Services, Bundled Services, Dwango Music Store, and Text to Voice but shall in no event include any BN Properties. For the avoidance of doubt, Other Services are limited to wireless services on mobile phones and other wireless mobile devices with mobile phone functionality, and shall specifically exclude all other types of digital media.

1.15.	“Intellectual Property Rights” shall mean all copyrights (including, without limitation, the exclusive right to reproduce, distribute copies of, display and thereupon perform the copyrighted work and to prepare derivative works), copyright registrations and applications, trademark rights (including, without limitation, registrations and applications), patent rights, including registration and application, trade names, mask work rights, trade secrets, moral rights, author’s rights, algorithms, rights in packaging, goodwill and other intellectual property rights, and all divisions, continuations, reissues, renewals and extensions thereof, regardless of whether any such rights arise under the laws of the United States or any other state, country or jurisdiction, and all derivative works of any copyrighted work.

1.16.	“Mobile Entertainment Service” shall mean DNA’s service that permits users of wireless services to browse, sample, download, play, use and purchase the Ring Tone Service, the Games and Other Services, features and images related to the Ring Tone Service and the Games, including SMS Daily subscription newsletter, except to the extent they incorporate BN Properties. The Mobile Entertainment Service shall include any modifications, additions, enhancements and upgrades to the Mobile Entertainment Service, but shall in no event include any BN Properties. As between BN and DNA, title to and all ownership rights of, in and to the Mobile Entertainment Service, and the copyrights, trademarks, patents and other intellectual property rights related thereto, are

[*]	Certain information on this page has been omitted and filed separately with the Security and Exchange Commission. Confidential treatment has been requested to the omitted portions.

and will remain the property of DNA, which shall have the exclusive right to protect the same by copyright, trademark, patent or otherwise.

1.17.	“Mobile Entertainment Service Revenue” shall mean all revenue, fees, proceeds and/or income that a Wireless Carrier Partner may collect or receive from or as a direct result of the Mobile Entertainment Service less the Carrier Royalty. In determining Mobile Entertainment Revenue, DNA shall be entitled to rely on documents delivered to it by a Wireless Carrier Partner that set forth the payments received by the Wireless Service Provider from its customers for the Mobile Entertainment Service.

1.18.	“Ring Tone Service” shall mean DNA’s service that permits users of wireless services to browse, sample, download, play, use and purchase ring tones and services and features related to the ring tones, except to the extent they incorporate BN Properties. The Ring Tone Service shall include any modifications, additions, enhancements and upgrades to the Ring Tone Service, but shall in no event include any BN Properties. As between BN and DNA, title to and all ownership rights of, in and to the Ring Tone Service, and the copyrights, trademarks, patents and other intellectual property rights related thereto, are and will remain the property of DNA, which, as between DNA and BN, DNA shall have the exclusive right to protect the same by copyright, trademark, patent or otherwise.

1.19.	“Royalty Report” shall mean the report described in Section 5.6.

1.20.	“Term” shall have the meaning set forth in Section 6.1.

1.21.	“US BN Images Royalty” means royalties equal to [*] of all Mobile Entertainment Service Revenue that is separately identified as generated from BN Images by a Wireless Carrier Partner that has headquarters in the United States, including those carriers identified on Schedule A as having headquarters in the United States.

1.22.	“US Mobile Service Royalty” means royalties equal to [*] of all Mobile Entertainment Service Revenue received from a Wireless Carrier Partner that has headquarters in the United States, including those carriers identified on Schedule A as having headquarters in the United States.

1.23.	“Website Advertising Commitments” shall mean BN’s advertisement commitments set forth in Section 4.2.1.

1.24.	“Wireless Carrier Partner” means a wireless service provider or other third party that has agreed to offer the BN Mobile Entertainment Service to its customers at prices agreed to by the Wireless Carrier Partner or other third party and DNA. DNA shall make reasonable commercial efforts to make each wireless service provider identified on Schedule A a Wireless Carrier Partner.

2.	License Grant.

2.1.	License to DNA Trademarks. Subject to the other provisions of this Agreement, DNA hereby grants to BN, solely during the Term, a non-assignable, non-exclusive, royalty-free right and license, to use, reproduce, publish, perform and display the DNA Trademarks in promotional and marketing materials, content directories and indices, and electronic and printed advertising, publicity, press releases, newsletters and mailings about DNA, DNA’s

[*]	Certain information on this page has been omitted and filed separately with the Security and Exchange Commission. Confidential treatment has been requested to the omitted portions.

relationship with BN as established by this Agreement, and the BN Mobile Entertainment Service. Prior to each new use of any of the DNA Trademarks in the manner permitted herein, BN shall submit a sample of such proposed use to DNA for its prior written approval, which may not be unreasonably withheld, conditioned or delayed. Once DNA has approved a particular use of a DNA Trademark, the approval will remain in effect for such use until the earlier of (i) the time such approval is withdrawn with reasonable prior written notice or (ii) the expiration of this Agreement.

2.2.	License to BN Properties. Subject to the other provisions of this Agreement, BN hereby grants to DNA, solely during the Term, a non-assignable (except as necessary for the licensing and distribution of the BN Mobile Entertainment Service pursuant to the terms of this Agreement) right and license, solely within the United States, Mexico and Canada, to use, reproduce, publish, perform and display the BN Properties in the BN Mobile Entertainment Service, and promotional, instructional and marketing materials for the BN Mobile Entertainment Service, including content directories and indices, and electronic and printed advertising, publicity, press releases, newsletters and mailings about the BN Mobile Entertainment Service. The Parties agree that BN shall not otherwise license its BN Properties during the Term for use in connection with any mobile entertainment service that is similar to and competitive with the Mobile Entertainment Service. Prior to each new use of any of the BN Properties in the manner permitted herein, DNA shall submit a sample of such proposed use to BN for its prior written approval, which may not be unreasonably withheld, conditioned or delayed. Once BN has approved a particular use of a BN Property, the approval will remain in effect for such use until the earlier of (i) the time such approval is withdrawn with reasonable prior written notice, and (ii) the expiration of this Agreement.

3.	Ownership and Restrictions Relating to Trademarks.

3.1.	Ownership of the Mobile Entertainment Service and the DNA Trademarks. BN hereby acknowledges that as between BN and DNA, DNA owns all right, title and interest in and to all content, products, services, specifications, documentation, software and other materials supplied by DNA, including, without limitation the Mobile Entertainment Service, the DNA Trademarks and any improvements and modifications thereto, including all Intellectual Property Rights therein, but specifically excluding all BN Properties.

Except as specifically and clearly set forth in this Agreement, nothing herein, nor the exercise of any rights granted BN hereunder, conveys to BN, and BN shall not acquire by virtue of this Agreement, any Intellectual Property Rights or any other right or title to, or interest in, the Mobile Entertainment Service or the DNA Trademarks or any part or aspect thereof (or any derivative work). BN agrees that it shall not at any time assert or claim any interest in, or do anything that may adversely affect the validity or enforceability of, any Intellectual Property Rights in the Mobile Entertainment Service and/or the DNA Trademarks owned by or licensed to DNA.

3.2.	Ownership of BN Properties. DNA hereby acknowledges that as between BN and DNA, BN owns all right, title and interest in and to all content, products, services, specifications, documentation, software and other materials supplied by BN, including, without limitation, the BN Properties and any improvements and modifications thereto, including all Intellectual Property Rights therein.

Except as specifically and clearly set forth in this Agreement, nothing herein, nor the exercise of any rights granted DNA hereunder, conveys to DNA, and DNA shall not acquire by virtue of this Agreement, any Intellectual Property Rights, or any other right or title to, or interest in, the BN Properties or any part or aspect thereof (or any derivative work). DNA agrees that it shall not at any time assert or claim any interest in, or do anything that may adversely affect the validity or enforceability of, any Intellectual Property Rights in the BN Properties owned by or licensed to DNA.

3.3	Notwithstanding any provision to the contrary herein, each Party agrees that: (i) it shall not use any trademark or service mark licensed to it by the other Party hereunder (each such trademark or service mark, a “Mark”) in a manner likely to diminish such Mark’s commercial value; (ii) it shall not knowingly permit any third party to use any Mark unless such third party has acquired a license to use such Mark directly from the other Party or from a third party with valid rights to sublicense such Mark; (iii) it shall not knowingly use or permit the use of any mark, name or image likely to cause confusion with any Mark; and (iv) all goodwill associated with the use of any Mark shall inure to the Party that owns such Mark.

4.	Services to be Performed by and Obligations of Each Party.

4.1.	Services to be performed by and Obligations of DNA.

4.1.1.	Develop, distribute and maintain the BN Mobile Entertainment Service on both BREW™ and Java-enabled handsets, and ensure that the BN Mobile Entertainment Service maintain a quality level at least as high as commercially reasonable standards in the industry in all respects.

4.1.2.	Deliver the BN Mobile Entertainment Service to end user customers of the Wireless Carrier Partners.

4.1.3.	Provide infrastructure and customer support for the proper functioning of the BN Mobile Entertainment Service that is at least as good as the commercially reasonable industry standard in all respects.

4.1.4.	Provide and maintain the mobile community and mobile entertainment services for the BN Mobile Entertainment Service.

4.1.5.	Create a method for delivering advertisements into the BN Mobile Entertainment Service.

4.1.6.	Use diligent efforts to maintain and develop distribution relationships with current or potential Wireless Carrier Partners for the BN Mobile Entertainment Service.

4.2.	Services to be performed by and Obligations of BN.

4.2.1.

Beliefnet.com Website Advertising Commitments. Subject to the terms of BN’s applicable privacy policy as may be in effect from time to time, and other applicable federal or state regulations, during the Term, BN shall perform the following marketing activities: (a) BN is obligated to provide DNA advertising placements consisting of Five Million (5,000,000) impressions on beliefnet.com during the Term (as defined in Section 6.1), and; (b) BN shall send an email promoting DNA and the BN Mobile Entertainment Service to BN’s entire customer list, which shall consist of not less than Four Million (4,000,000) email addresses of actives users of BN’s websites. DNA shall be responsible for developing and producing the content of each of these emails, which shall be subject to review and reasonable approval of BN. DNA shall determine in its sole discretion the timing of each of these emails, subject to availability. These placements are valued at an aggregate total of One Hundred Fifty Thousand Dollars ($150,000). DNA may determine when it wishes to have BN place advertising on beliefnet.com in fulfillment of this $150,000 website advertising obligation, provided that by each of the dates set forth below, of the value of DNA advertising placed on beliefnet.com is worth no less than the following amounts on a cumulative basis:

Anniversary of BN Service Launch Date
By 1-month:	$25,000
By 2-month:	$50,000
By 3-month:	$75,000
By 4-month:	$84,000
By 5-month:	$93,000
By 6-month:	$102,000
By 7-month:	$110,000
By 8-month:	$118,000
By 9-month:	$126,000
By 10-month:	$134,000
By 11-month:	$142,000
By 12-month:	$150,000

The Parties shall work together in good faith to determine the exact media placements, and to optimize the advertising campaign over the course of the Term. DNA will feature the BN Mobile Entertainment Service, the BN Games and Other Services and/or the BN Images within the advertisements, shall be wholly responsible for providing all creative elements used in connection with such advertisements, and shall have final editorial control, subject to BN’s approval which shall not be unreasonably withheld, over the look and feel of the advertisements.

4.2.2.	This section is left intentionally blank.

4.2.3.	BN Marketing Commitments. Subject to the terms of BN’s applicable privacy policy as may be in effect from time to time, and other applicable federal or state regulations, during the Term, in addition to the marketing activities identified in Section 4.2.1 and 4.2.2, BN shall perform the following marketing activities: (a) send two (2) emails promoting the BN Entertainment Service to the entire BN customer list, which shall consist of not less than Four Million (4,000,000) email addresses of actives users of BN’s websites and (b) place at least Seven Million Five Hundred Thousand (7,500,000) ad impressions across the network of BN websites. The first email identified in (a) above shall be sent within ninety (90) days following the BN Service Launch Date. The second email identified in section (a) above shall be sent at any time within six (6) months from the first email. The ad impressions identified in (b) above shall be placed on a continuous basis and at approximately even intervals during the Term.

4.2.4.	Consider Territory. BN shall, upon request by DNA, consider in good faith the possibility of expanding the scope of the license of the BN Properties to include mutually agreeable international markets beyond the territories covered herein, subject to mutually agreeable business terms such as additional advances.

4.2.5.	Use commercially reasonable efforts to provide marketing support of the BN Mobile Entertainment Service, including by satisfying its obligations set forth in Section 4.2.2.

4.2.6.	Cooperate with DNA to provide and maintain the mobile community for the BN Mobile Entertainment Service.

4.2.7.	Provide relevant information to DNA concerning the BN brand and related BN events subject to the terms of BN’s applicable privacy policy as may be in effect from time to time, and other applicable federal or state regulations.

5.	Royalties; Payments; Reports; Audits.

5.1.	Royalty. In consideration for the license of the BN Properties and the performance of the services by BN, DNA shall pay BN the US Mobile Service Royalty, the Foreign Mobile Service Royalty, the US BN Images Royalty, and the Foreign BN Images Royalty, as appropriate.

5.2.	BN Royalty Payments. DNA shall pay each of the US Mobile Service Royalty, the Foreign Mobile Service Royalty, the US BN Images Royalty and the Foreign BN Images Royalty no later than Thirty (30) days subsequent to the end of each calendar quarter during the Term in which such royalties are earned (it being understood that, notwithstanding the provisions of this Section 5.2, any such guaranteed minimum royalties payable to BN pursuant to this Agreement shall be paid monthly). For the avoidance of doubt, all payments of actual royalties in a given month offset against guaranteed royalty payments listed in section 5.3.

5.3.	Guaranteed Minimum Royalty. Subject to the limitations set forth in this Agreement, DNA shall make guaranteed minimum royalty payments to BN on a monthly basis in the amounts and on the schedule set forth in the table set forth immediately below.

Guaranteed Royalty Payment Period	Guaranteed Royalty Payment Amount
Effective Date Through BN Service Launch Date	$0
First Full Calendar Month After BN Service Launch Date	$5,000
Second Full Calendar Month After BN Service Launch Date	$10,000
Third Full Calendar Month After BN Service Launch Date	$12,500
Fourth Full Calendar Month Through Twelfth Full Calendar Month After BN Service Launch Date	$15,000 per month

Guaranteed royalty payment obligations shall accrue and become due and payable thirty (30) days after the end of each month, beginning on the one-month anniversary of the BN Service Launch Date and continuing on the one-month anniversary of the previous guaranteed royalty payment. If a guaranteed royalty payment date is a weekend or a holiday, payment shall be made on the next business day. DNA has the one-time right to void its obligation to pay a guaranteed minimum royalty for one month during the Term (it being understood that, if DNA exercises such right, DNA must still make royalty payments to BN pursuant to Section 5.1 for such month). If the right set forth in the immediately preceding sentence is exercised by DNA, then both Parties agree to mutually re-evaluate on a one-time basis the marketing strategy for the BN Mobile Entertainment Service and take commercially reasonable action to improve the overall marketing strategy for the BN Mobile Entertainment Service.

5.4.	Advertising Fee. During the Term, DNA shall pay BN the aggregate Advertising Fee as compensation for, and only after delivery by BN of, the Website Advertising Commitments. The initial Advertising Fee payment shall be made on the one-month anniversary of the BN Service Launch Date, and all subsequent Advertising Fee payments shall be made on the one-month anniversary of the prior Advertising Fee payment date, until a total of twelve (12) Advertising Fee payments are made. If an Advertising Fee payment date is a weekend or a holiday, payment shall be made on the next business day. The amount of each Advertising Fee payment shall be based on the value of the website advertisements provided during such one (1) month period pursuant to the Website Advertising Commitments set forth in Section 4.2.1. Notwithstanding the immediately preceding sentence, for purposes of clarification, the amount of the Advertising Fee DNA shall be required to have paid by each one-month anniversary of the BN Service Launch Date shall equal not less than the following amounts:

Anniversary of BN Service Launch Date:
By 1-month:	$25,000
By 2-month:	$50,000
By 3-month:	$75,000
By 4-month:	$84,000
By 5-month:	$93,000
By 6-month:	$102,000
By 7-month:	$110,000
By 8-month:	$118,000
By 9-month:	$126,000
By 10-month:	$134,000
By 11-month:	$142,000
By 12-month:	$150,000

5.5.	Additional Games Advance. BN shall pay DNA an Additional Games Advance for each BN Game in excess of two developed and distributed by DNA under this Agreement. BN shall pay each Additional Games Advance to BN at least ten (10) days prior to the date that such BN game development is commenced.

5.6.	Royalty Reports. During the entire Term and for not less than two (2) years following the termination or expiration of this Agreement, DNA shall maintain copies of all documents, including those delivered to it by the Wireless Carrier Partners, that are necessary to calculate the Mobile Entertainment Service Revenue. DNA shall be responsible for preparation and delivery of Royalty Reports, which shall be due within thirty (30) days subsequent to the end of each calendar quarter during the Term. The Royalty Report shall clearly show what portion of the Mobile Service Revenue is generated by BN Applications. Without limiting the foregoing obligation, such report shall also include all information reasonably necessary for computation and confirmation of the BN Royalties, if any, for such quarterly period.

5.7.	Audits. In connection with the obligations undertaken by DNA hereunder to prepare and deliver the Royalty Reports and to preserve the records related thereto, an accountant experienced in audits designated by BN and consented to by DNA (which consent shall not be unreasonably withheld, conditioned or delayed) may inspect the records on which such reports are based no more than once per calendar year. Upon written request by BN, DNA shall send the records upon which the Royalty Reports are based to the agreed upon accountant. BN may request an audit by providing no less than ten (10) days advanced notice. BN shall be obligated to pay the fees and expenses of the accountant; provided that DNA shall be obligated to pay such fees and expenses if the accountant determines that DNA prepared such report incorrectly resulting in underpayment of the BN Royalties by more than ten percent (10%) for the period being audited. DNA shall immediately pay any such underpayments to BN, plus interest at a rate equal to 5.0% per annum.

6.	Term and Termination.

6.1.	Term. The term of this Agreement and the licenses granted herein shall begin on the Effective Date of this Agreement and shall expire on the date one (1) calendar year from the BN Service Launch Date (“Term”). Thereafter, this Agreement will be automatically renewed for additional periods of one (l) year each unless either party shall have given the other party written notice of termination of this Agreement at least sixty (60) calendar days prior to the expiration date.

6.2.	Termination for Cause. Either party may immediately terminate this Agreement prior to the expiration of the Term in the event that the other party (i) files in any court or agency a petition in bankruptcy or insolvency, (ii) is served with an involuntary petition against it that is filed in any insolvency proceeding, and such petition is not dismissed within sixty (60) days after the filing thereof, (iii) makes an assignment for the benefit of creditors, (iv) breaches any material representation, obligation or covenant contained herein, including the obligation to pay any advance due under this Agreement, unless such breach is cured no later than thirty (30) days from the date of receipt of notice of such breach, or if by the nature of the breach it is not able to be so cured, it is resolved to the non-breaching party’s satisfaction.

6.3.

Termination by DNA. DNA may terminate this Agreement (a) within thirty days after the sixth (6th) calendar month after the BN Mobile Service Launch Date or any month thereafter if the combined royalties identified in Section 5.1 are less than $5000 for any such month (but in no case before the sixth (6th) calendar month) or (b) within thirty days after the eighth (8th) calendar month after the BN Mobile Service Launch Date or any month thereafter if the combined royalty payments identified in Section 5.1 are less than $7500 for any such month (but in no case before the eighth (8th) calendar month). In the event this Agreement is terminated in accordance with the foregoing, DNA shall still be obligated to make royalty payments in accordance with Section 5.1 and guaranteed royalty payments in accordance with Section 5.3 that have accrued prior to such termination date. By way of illustration, if this Agreement is terminated after the sixth full calendar month after the BN Service Launch Date and DNA has chosen not to exercise the right to void its obligation to pay a guaranteed minimum royalty for one month during the Term as specified in Section 5.3, DNA shall be obligated to pay royalties in accordance with this agreement in an amount not less than $72,500 (equal to the total amount of guaranteed minimum royalty payments) plus any (i) additional royalties due to BN pursuant to Section 5.1 above such guaranteed amount and (ii) advertising fees due to BN pursuant to Section 5.4.

6.4.	Return of BN Property. Upon expiration or termination of the Agreement, DNA shall cease all use, marketing and distribution of BN Property in any form, and shall return or destroy all materials that contain BN Property.

7.	Confidentiality Agreement.

7.1.	Confidentiality Obligations. The Parties agree that no Party shall disclose the Confidential Material, or any part thereof, to any person or entity without the prior written consent of the other Party; and each Party shall treat any Confidential Material as confidential and proprietary information of the other Party. Notwithstanding anything to the contrary herein, the obligations of the Parties contained within this paragraph 7 shall survive any termination or expiration of this Agreement. For purposes of Section 7 of this Agreement, “Party” shall include the directors, officers, employees, consultants, agents, and successors of such Party. The standard of care required to be used by a Party in protecting Confidential Material shall be at least as strict as the standard of care used by such Party in protecting its own Confidential Material. Each Party agrees to only disclose Confidential Materials to those officers, directors, employees, consultants and advisors who need access to the Confidential Materials in order so that the Party may perform its obligations under this Agreement and to require such persons to comply with terms of this Agreement.

7.2.	Exceptions to Confidentiality Obligations. The obligations of this paragraph 7 shall not apply to any Confidential Material which (a) is or becomes available to the public through no breach of this Agreement; (b) is independently developed by a Party without the use of Confidential Material of the other Party; (c) is approved for release by written authorization of the disclosing Party, but only to the extent of and subject to such conditions as may be imposed in such written authorization; (d) is rightfully received by a Party from a third party whom such Party has reasonable grounds to believe is authorized to make such disclosure without restriction; (e) is required by law or regulation to be disclosed, but only to the extent and for the purposes of such required disclosure; or (f) is disclosed in response to a valid order of a court or other governmental body of the United States or any political subdivisions thereof, but only to the extent of and for the purposes of such order; provided, however, that the Party receiving the Confidential Material shall first notify the disclosing Party hereto of the order and permit the disclosing Party to seek an appropriate protective order.

8.	Proprietary Rights Warranty and Indemnification.

8.1.	Representations and Warranties.

8.1.1.	BN hereby represents and warrants that:

(a)	BN either owns or has licensed, and will own or have a license to throughout the Term, all Intellectual Property Rights required to grant the licenses that BN has granted under this Agreement, and, as of the Effective Date, there is no claim, litigation or proceeding pending or threatened with respect to those rights or any component thereof.

(b)	BN either owns or has licensed, and will continue to own or have licensed throughout the Term, all Intellectual Property Rights and other rights required to reproduce, distribute, and market the BN Properties (but specifically excluding the Mobile Entertainment Service), and including all modifications, versions and additions thereto made or provided by BN throughout the Term, and that as of the Effective Date there is no claim, litigation or proceeding pending or threatened with respect to the BN Properties; and

(c)	Distribution, reproduction, promotion, and marketing of the BN Properties in accordance with the terms of this Agreement will not infringe on any third party’s rights, including, without limitation, any rights of copyright, trademark, patent, unfair competition, defamation, publicity or privacy.

8.1.2.	DNA hereby represents and warrants that:

(a) DNA either owns or has licensed, and will own or have a license to throughout the Term, all Intellectual Property Rights required to grant the licenses that it has granted under this Agreement, and, as of the Effective Date, there is no claim, litigation or proceeding pending or threatened with respect to those rights or any component thereof;

(b) DNA either owns or has licensed, and will continue to own or have licensed throughout the Term, all Intellectual Property Rights and other rights required to develop, reproduce, distribute, and market the Mobile Entertainment Service, including all music, images, photos, text, logos, and other content (but specifically excluding the BN Properties) and all technology incorporated therein and used in connection therewith, and including all modifications, versions and additions thereto throughout the Term, and that as of the Effective Date there is no claim, litigation or proceeding pending or threatened with respect to the Mobile Entertainment Service or any component thereof; and

(c) Distribution, reproduction, development, promotion, marketing of and support for the Mobile Entertainment Service in accordance with the terms of this Agreement will not infringe on any third party’s rights, including, without limitation, any rights of copyright, trademark, patent, unfair competition, defamation, publicity or privacy.

8.2.	Indemnification. Each Party hereby agrees to, and shall, indemnify, defend and hold harmless the other Party and its directors, officers, agents and employee for damages,

liabilities, costs and expenses resulting from any and all legal actions and threats of legal actions brought against the other Party by a third party (i) charging or alleging that the Intellectual Property Rights of such indemnifying Party infringe the patent, copyright, trademark or other Intellectual Property Rights of such third party, and (ii) arising from a breach or alleged breach of any representation or warranty made by the indemnifying party of Sections 8 or 9 of this Agreement. The forgoing rights and obligations of indemnity are conditioned on (i) prompt written notification from the Party seeking indemnification to the indemnifying Party of the claim for which indemnity is sought; (ii) sole control by the indemnifying Party of the defense of any action and all negotiations for settlement and compromise; and (iii) cooperation and assistance from the Party seeking indemnification, including reasonable disclosure of information and authority necessary to perform the above. The indemnified Party shall be responsible for the costs and fees of its own counsel if it desires to have separate legal representation in any such action. Neither Party has any obligations to indemnify the other Party for any claims not covered by this Section 8.2.

9.	General Warranties. Each Party hereby warrants and represents that it has full legal rights and authority to enter into this Agreement and to perform all of its obligations hereunder, and that by entering into this Agreement or performing its obligations hereunder, it is not in default or breach of any contract or agreement with any third party and it is not violating or infringing upon the rights of any third party. Each Party represents and warrants that it is not prohibited nor in any manner otherwise restricted, by any law, regulation or administrative or judicial order of the United States from entering into this Agreement or carrying out its provisions or the transactions contemplated thereby.

10.	DISCLAIMER. EXCEPT FOR THE EXPRESS WARRANTIES AND REPRESENTATIONS SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER WARRANTIES, EXPRESS OR IMPLIED OR ARISING BY CUSTOM OR TRADE USAGE. EACH PARTY EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES AND REPRESENTATIONS, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTIBILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT.

11.

LIMITATION ON LIABILITY. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, NO PARTY SHALL BE LIABLE TO ANOTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOSS OF REVENUES, LOSS OF PROFITS, OR COST OF PROCUREMENT OF SUBSTITUTE TECHNOLOGY, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. UNLESS OTHERWISE PROHIBITED BY LAW, BN WILL NOT BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR COST OR PROCUREMENT OF SUBSTITUTE GOODS, SERVICES, TECHNOLOGY OR RIGHTS OR FOR ANY AMOUNTS AGGREGATING IN EXCESS OF NET AMOUNTS PAID BY DWANGO TO BN PURSUANT TO THIS AGREEMENT. UNLESS OTHERWISE PROHIBITED BY LAW, DNA WILL NOT BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR COST OR PROCUREMENT OF SUBSTITUTE GOODS, SERVICES, TECHNOLOGY OR RIGHTS OR FOR ANY AMOUNTS AGGREGATING IN EXCESS OF AMOUNTS PAID TO DNA HEREUNDER BY THE WIRELESS CARRIER PARTNERS IN THE SIX MONTH PERIOD BEFORE THE CAUSE OF ACTION AROSE. AMOUNTS COLLECTED BY DNA

FROM THE WIRELESS CARRIER PARTNERS THAT ARE OWED TO BN AND OTHERS ARE NOT CONSIDERED PAYMENTS TO DNA. THESE LIMITATIONS SHALL NOT APPLY IF SUCH DAMAGES ARE THE RESULT OF THE OTHER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

12.	Insurance. For the length of the Term, DNA agrees to maintain valid and collectible insurance coverage of the following types with reputable insurance companies with limits not less than $1,000,000 per occurrence/$2,000,000 aggregate: (a) commercial general liability and (b) “multi-media” and/or product liability. In the event DNA’s coverage is written on a “claims made” basis, DNA shall, following the termination or expiration of this Agreement, continue to maintain coverage for a period of not less than two (2) years following said termination or expiration.

13.	Choice of Law and Venue. This Agreement shall be governed, construed and enforced in accordance with the laws of the state of New York (without regard to its principles of choice of law), and applicable federal law. The parties consent to the exclusive jurisdiction of the local, state and federal courts located in New York County, New York.

14.	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provisions shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

15.	Press Releases and Public Statements. Each Party shall be entitled to use the name of the other Party in connection with press releases publicizing this Agreement (with the exception of its financial terms), the launch of the BN Mobile Entertainment Service, and periodically with the approval of the other Party, press releases concerning the BN Mobile Entertainment Service (which approval shall not be unreasonably withheld or delayed).

16.	Delivery of Notices and Payments. Unless otherwise directed in writing by the parties, all notices given hereunder shall be sent via Federal Express or another equivalent express delivery service, or by facsimile with confirmation of transmission, to the name and addresses set forth on the signature page of this Agreement. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the day after the date sent via facsimile or two days after the date sent via Federal Express or other equivalent express delivery service via overnight delivery.

17.	Entire Agreement. This Agreement constitutes the entire understanding between the Parties regarding the subject matter hereof. No modification or change in this Agreement shall be valid or binding upon the Parties unless in writing, executed by the parties to be bound thereby.

18.	Assignability. No rights or interest arising under this Agreement may be transferred or assigned by any Party without the prior written consent of the other Parties; provided that any Party may assign this Agreement in whole or part without consent to any entity controlling, controlled by or under common control with such Party, or to any entity that acquires such Party by purchase of stock or by merger or otherwise, or by obtaining substantially all of the assets of such Party’s applicable business unit.

19.

Not a Partnership. This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture among the Parties hereto, or an employee-employer relationship. No Party shall have any right to obligate or bind any other Party in any manner whatsoever, and nothing herein contained shall give, or is intended to give, any rights of any kind to any third persons.

20.	Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, and each of which alone and all of which together, shall constitute one and the same instrument, but in making proof of this Agreement it shall not be necessary to produce or account for each copy of any counterpart other than the counterpart signed by the Party against whom this Agreement is to be enforced. This Agreement may be transmitted by facsimile, and it is the intent of the parties for the facsimile of any autograph printed by a receiving facsimile machine to be an original signature and for the facsimile and any complete photocopy of the Agreement to be deemed an original counterpart.

21.	Attorney’s Fees. The prevailing Party in any legal proceedings to enforce this Agreement or to recover damages because of an alleged breach thereof shall be entitled to recover its reasonable attorneys’ fees and costs.

22.	Captions. All captions in this Agreement are intended solely for the convenience of the Parties, and none shall affect the meaning or construction of any provision.

23.	Survival of Agreement. Upon termination or expiration of this Agreement for any reason, the following provisions of this Agreement shall survive: Sections 1,3, 5, 6.3,7-11, and 13-24.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

DWANGO NORTH AMERICA CORP.

By:	/s/ Rick Hennessey
Rick Hennessey, Chief Executive Officer 200 West Mercer St., Suite 501 Seattle, WA 98117

BELIEFNET, INC.

By:	/s/ Sujay Jhaveri
Sujay Jhaveri, President 115 E. 23rd Street, 4th Floor New York, NY 10010

[SIGNATURE PAGE TO DWANGO/REALNETWORKS CO-PUBLISHING AGREEMENT]

Schedule A

Carriers with United States Headquarters - WAP Deck Placement Target
AWS	(WAP)
Cingular	(WAP)
Nextel	(WAP)
T-Mobile	(WAP)
Verizon	(BREW)
USCellular	(BREW)
Alltel	(BREW)
Cricket	(BREW)

Carriers with Canadian or Mexican Headquarters
Rogers	(WAP)
FIDO	(WAP)

Carrier WEB Sales Target – Java ONLY
AWS – (existing)
T-Mobile (launching September 1, 2004)
Nextel (In discussions as of date of signing)
Boost Mobile (In discussions as of date of signing)
Currently in discussions with a WAP Push provider.

Handset Target List
AWS	All high volume handsets, midp2, featured handsets
Cingular	All high volume handsets, midp2, featured handsets
Nextel	All handsets
T-Mobile	All high volume handsets, midp2, featured handsets
Boost Mobile	All Handsets
Verizon	All high volume handsets, midp2, featured handsets
USCellular	All high volume handsets, midp2, featured handsets
Alltel	All high volume handsets, midp2, featured handsets
Cricket	All high volume handsets, midp2, featured handsets

Carriers with Canadian or Mexican Headquarters
Rogers	All high volume handsets, midp2, featured handsets
FIDO	All high volume handsets, midp2, featured handsets